EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

September 1, 2011

GMX Resources Inc.

One Benham Place, Suite 600

9400 North Broadway

Oklahoma City, OK 73114

Re: Consent of Independent Petroleum Engineers

To whom it may concern:

MHA Petroleum Consultants, Inc. hereby consents to the incorporation by reference in the registration statements (No. 333-106311, 333-150356, 333-151916, and 333-167582) on Form S-8 of GMX Resources Inc. and registration statements (No. 333-150368, 333-171521, 333-173130 and 333-175157) on Form S-3 of the references to our report relating to the proved oil and natural gas reserves of GMX Resources Inc. for the year ended December 31, 2010, and to the reference to our firm as experts in such registration statements with respect to such report.

Very truly yours,

MHA PETROLEUM CONSULTANTS, INC.

/s/ John W. Arsenault
John W. Arsenault Vice President